Exhibit 23.8

Consent of Independent Auditors

The Management Committee
WCEP Holdings, LLC:

We consent to the use of our report dated April 30, 2014, with respect to the consolidated balance sheet of WCEP Holdings, LLC as of December 31, 2013, and the related consolidated statements of income, comprehensive income, member’s equity and cash flows for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Los Angeles, California
January 16, 2015